Exhibit 99.1

Letter to Our Shareholders

DEAR SHAREHOLDERS:

In the data center market, what sets the most successful companies apart is their ability to help customers seamlessly navigate every phase of the IT lifecycle in the face of a complex and rapidly changing technology landscape. The top companies are full-service providers that do more than simply take orders. They enable. They problem-solve. They supply expert advice, roadmaps, and manpower for projects in any category.

At Datalink, we have been building these capabilities over the past few years by expanding our portfolio of products and services, in addition to making strategic acquisitions like our purchase of BEAR Data Solutions in 2014. We are not only becoming increasingly valuable to IT teams, but also more relevant to the business leaders outside of IT who frequently drive purchase decisions.

These efforts paid off in 2014, with record revenues fueled by significant increases in services engagements, average customer spend, and sales of advanced technologies such as converged data center infrastructure. We expect continued growth in 2015, as mid-market and large enterprises increase their dependency on us to meet the difficult challenges of strategizing, planning, deploying, and supporting the modern data center.

2014 RESULTS

In 2014, our revenues increased 6% year-over-year to a record-setting $630 million. That included a record 13% increase in services revenues to nearly $250 million, representing 40% of our overall revenue mix, and the number of $1 million customers climbed 19% to 147. These achievements are a direct result of our portfolio diversification strategy and associated ability to sell larger, more strategic projects.

More importantly, services grew six times faster than product revenues. This helps offset slower product sales growth caused primarily by longer sales cycles as customers evaluate newer technologies like flash storage, in addition to confusion around cloud and hyper-converged infrastructures. Customer support revenues climbed nearly 12%, and our professional services grew nearly 16%, as customers took advantage of our ongoing expansion in managed, professional, and advanced services. This growth validates our strategy of building higher-margin professional services to offset product margin pressures.

Over the past two years, we have made the largest investments in our advanced services organization and their consulting practice. They are playing an ever-increasing role in driving our overall growth. Spanning cloud-related projects, data center relocation, system and application migration, and business continuity/disaster recovery planning, this newest practice area not only generated six- and seven-figure engagements in 2014, but also helped us sign major new enterprise customers — most with multi-year roadmaps that will yield additional revenues in the future.

On the product side, while growth lagged behind previous years largely because of the aforementioned storage market changes that delayed purchase decisions, we marked a new milestone in selling converged data center infrastructures that merge storage, compute, and networking. We saw a 14% increase in these revenues in 2014, $104 million of our total revenues, closing 128 projects that helped customers simplify and lower the cost of IT operations. Many of these were sold in conjunction with cloud projects executed by our advanced services practice, as these modern infrastructures expedite cloud initiatives.

We also introduced our own converged solution, Datalink Cloud Complete, that bundles commercial converged infrastructure with a suite of Datalink services that help shorten cloud implementations from months to weeks. We believe that this will be a strong differentiator for us moving forward because it solves a critical problem for IT teams struggling to launch cloud projects. Our solution will also help them roll out new business applications and services faster and in a more cost-effective manner.

In addition, we acquired BEAR Data Solutions in October 2014 to increase our West Coast presence, gain additional networking expertise and Cisco® technologies, and add more than 1,000 new mid-market and enterprise customers to whom we can market our complete portfolio of solutions and services.

This transaction also made Cisco our largest OEM and advanced the goal we set in 2010 to establish balance among strong manufacturer relationships in order to lessen risk. It also supports our strategy of being “all data center things, to all customers.” The more data center needs we can fulfill, the greater the wallet share we can capture from each customer.

All of these factors have combined to make us more valuable to our customers while also increasing our relevance to the C-suite. They allow us to sell in a more complex environment, deliver solid growth through a combination of new and repeat business, and increase wallet share.

2015 OUTLOOK

With the successful execution of our growth strategy over the past five years, we have positioned ourselves to take full advantage of shifting trends in the data center marketplace in 2015 and beyond, and to be relevant to our customers throughout all phases of the IT lifecycle. We see increasing momentum in IT spending tied to providing business solutions rather than just technology. Our advanced services practice allows us to change the types of conversations we have with customers and alter the decision-making process.

In addition, our portfolio diversification and expansion strategy will help us mitigate the volatility in the marketplace over time. This includes expanding our products and services built on Datalink-delivered services, as well as addressing additional markets like security and software-defined data centers to provide a single trusted source for all of our customers’ data center needs.

With these pieces in place, we are projecting organic growth to be above the industry average in 2015. Our goal is to exceed that by capturing more wallet share from existing customers, and by winning more new customers to expand our market share. We will work aggressively in 2015 to do both.

We have a solid platform to ensure our future growth. I believe that our product and services portfolio, coupled with the outstanding talent that we have attracted and the business strategy we have in place, will support our growth objectives and provide increased value for our customers and shareholders. Our brightest days are ahead, and I look forward to leading our growth and success in 2015. Thank you for your continued support.

/s/ Paul F. Lidsky
Paul F. Lidsky,
President and Chief Executive Officer, Datalink

FINANCIAL  HIGHLIGHTS

	2014	2013	2012	2011	2010
STATEMENT OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues	$630,236	$594,184	$491,202	$380,027	$293,679
Gross profit	$136,827	$133,858	$112,026	$89,612	$67,636
Gross profit %	21.7%	22.5%	22.8%	23.6%	23.0%
Earnings from operations	$16,497	$17,405	$17,718	$16,793	$3,978
Net earnings	$11,081	$10,045	$10,535	$9,845	$2,302
Net earnings per diluted share	$0.50	$0.52	$0.60	$0.61	$0.18

BALANCE SHEET (IN THOUSANDS, EXCEPT EMPLOYEE DATA)
Cash and investments	$50,719	$76,085	$10,315	$22,433	$8,988
Working capital	$94,673	$91,254	$34,059	$37,881	$21,636
Total assets	$505,991	$433,108	$370,393	$277,951	$176,072
Stockholders’ equity	$160,686	$145,796	$95,383	$80,185	$47,455
Common stock outstanding	22,877	22,785	18,727	17,899	13,570
Number of employees	674	510	459	389	299